Exhibit (c)-(2)

LJ International Inc.

Presentation to the Special Committee of

MERGERS & ACQUISITIONS the Board of Directors

CAPITAL MARKETS

FINANCIAL RESTRUCTURING March 15, 2012

FINANCIAL ADVISORY

SERVICES Confidential

HL.com

LJ International Inc.

Table of Contents

Page

Situation Overview 2

Transaction Overview 7

Financial Analysis 12

Additional Financial Data 18

Situation Overview

Situation Overview

??Parties to the Transaction (as defined below) ??LJ International Inc. (“LJI” or the “Company”) ??Urban Prosperity Holding Limited (the “Sponsor”), an affiliate of FountainVest Partners (“FountainVest”) ??Mr. Yu Chuan Yih (“Mr. Yih” or the “Chairman”) ??Flora Bloom Holdings (“Parent”) ??Flora Fragrance Holdings Limited, a wholly-owned subsidiary of Parent (“Merger Sub”) ??Mr. Zhicheng Shi (“Mr. Shi”) and certain of his affiliates (collectively with Mr. Shi, the “Mr. Shi Shareholders”) ??Certain senior management of the Company (the “Management Rollover Persons”) ??Other Company shareholders that enter into agreements with Parent (the “Subsequent Rollover Shareholders”, and together with the Chairman, the Management Rollover Persons and the Mr. Shi Shareholders, the “Rollover Shareholders”)

??Transaction Structure ??Merger: Merger Sub to be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Transaction”)

??Form of Consideration ??Cash Only: each ordinary share of the Company (a “Share”, and collectively, the “Shares”), other than the Excluded Shares (as defined below), will be converted into the right to receive US$2.00 in cash (the “Per Share Merger Consideration”)

??“Excluded Shares” means, collectively: ??Any Shares purchased by Merger Sub and any Shares owned by Parent or the Company or any subsidiary of Parent or the Company, if any ??“Rollover Shares”, meaning Shares held by each of the Rollover Shareholders ??“Dissenting Shares”, meaning Shares owned by holders who have validly exercised and not effectively withdrawn or lost their appraisal rights

??Certain Closing Condition ??Approval by at least a majority of the Shares present and voting in person or by proxy as a single class at the shareholders’ meeting held for the purpose of voting upon the approval of the Agreement and Plan of Merger among Parent, Merger Sub and LJI (the “Agreement”) and merger (the “Requisite Company Approval”)

??Financing ??Parent will deliver an executed equity commitment letter from the Sponsor, which commits to purchase equity securities of Parent up to the aggregate amount set forth therein ??Parent will also deliver the rollover agreements, pursuant to which the Rollover Shareholders will subscribe for newly issued shares in Parent

??Share Purchase Prior to the Shareholders’ Meeting / Tender Offer ??Parent has the right to have Merger Sub commence a cash tender offer for Shares at a price equal to the Per Share Merger Consideration prior to the shareholders’ meeting

??No Solicitation of Transactions ??The Company will agree not to solicit alternative proposals

??Dissenting Shareholders ??As a condition to the obligations of Parent and Merger Sub to close the Transaction, the holders of no more than 10% of the Shares shall have validly served a written objection

??Company Termination Fee ??US$2.0 million

??Rights in Relation to Enzo Jewelry Inc. (“ENZO”) Preferred Share Placement ??None of the provisions of the Agreement and the transactions contemplated thereby shall be deemed to terminate, extinguish or waive the rights of Investors (as defined therein) under the Share Purchase and Subscription Agreement in relation to ENZO, dated as of April 13, 2011, among the Company, Enzo International Holdings Limited (controlling shareholder of ENZO) and ENZO

Source: Draft dated 3/13/2013 of the Agreement Note :

1. This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction

DRAFT

3

Situation Overview

Preferred Share Placement

On April 13, 2011, LJI and four investors entered into a preferred share transaction, whereby they acquired a minority ownership interest in a subsidiary of LJI

??On April 13, 2011, LJI issued $ US41.4 million of redeemable convertible preferred shares (the “Preferred Shares”) of ENZO, LJI’s indirect wholly-owned subsidiary, to FountainVest, Spring Capital Asia (“Spring Capital”), United Capital Investment International Limited and Vantage Capital Management Limited (collectively, the “Investors”) totaling approximately 28.3% of ENZO’s total share capital post-transaction (the “Placement”), along with three of ENZO’s board of director seats granted to the Investors (two to FountainVest and one to Spring Capital)

??The redemption price of the Preferred Shares is set at the original subscription price plus a 22% internal rate of return (“IRR”), in addition to any unpaid dividends

??As noted below, certain corporate actions can trigger an early redemption of the Preferred Shares, which have a carrying value of approximately $ US56.2 million as of February 28, 2013 and will accrete to $ US75.1 million by May 3, 2014

??Selected terms and provisions of the Placement, and the Shareholders’ Agreement relating to ENZO among the Investors, ENZO and LJI (the “Shareholders’ Agreement”) include: ??Initial Public Offering (“IPO”) – ENZO is required to complete a Qualified IPO1 by May 3, 2014 at an implied valuation of no less than $300 million pre-IPO, otherwise the Investors can force the Company to redeem the Preferred Shares in cash or flip over2 to Shares of LJI h If ENZO fails to meet the IPO deadline, assuming the entire amount of Preferred Shares are redeemed on May 3, 2014, the total paid-out consideration will be US $75.1 million for all the Investors, including $ US56.5 million for FountainVest ??Approval for Material Corporate Actions – ENZO and LJI require approval from FountainVest on any M&A/joint venture activity, change of control transaction and issuance and transfer of shares; an early trigger of the redemption can be exercised by the Investors if such a transaction is completed without their approval h FountainVest has declined to waive this right as part of the Transaction ??LJI Public Status Requirement – LJI has undertaken to the Investors that it will remain a publicly listed company unless authorized by the Investors, and FountainVest additionally has the right to veto any change of control transaction at either the ENZO or LJI level3; an early trigger of the redemption feature can be exercised by the Investors without such approval h FountainVest’s rights mean that any going private transaction requires approval from FountainVest

Source: Form 6-K dated 4/14/2011 filed by the Company Notes:

1. More details on Qualified IPO on page 5

2. More details regarding the Flip-Over Option on page 5

3. More details on Change of Control on page 5

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4

Situation Overview

Preferred Share Placement (cont.)

Selected terms as defined in the Placement

Qualified IPO

Flip-Over Option

Change of Control

• “Qualified IPO” is defined as the completion of an initial public offering of ENZO, representing at least 25% of the enlarged share capital

• A Qualified IPO should value ENZO at no less than US$300 million pre-IPO

• In the event that a Qualified IPO has not occurred by May 3, 2014, each Investor shall have the right to redeem each Preferred Share or exchange each Preferred Share for Shares of LJI (the “Flip-Over Option”)

• If a Qualified IPO has not occurred by May 3, 2014, each Investor can choose to redeem the Preferred Shares in accordance with the redemption provisions, or exchange the Preferred Shares into Shares of LJI through the Flip-Over Option. The exchange ratio per Preferred Share of the Flip-Over Option is the greater of:

z Mechanism One: 33.80 newly issued Shares of LJI (subject to adjustments); and

z Mechanism Two: Such number of newly issued Shares of LJI, as determined by such percentage of LJI below:

(the number of Shares issuable upon conversion of the Preferred Shares / the aggregate number of Shares issued and outstanding) x (retail profit of ENZO / total profit of the LJI)

• A “Change of Control” shall be deemed to occur in the event that:

z any “person” or “group” is or becomes the “beneficial owner” directly or indirectly of more than:

h 50% of the total voting power in the aggregate of all classes of the ENZO shares then outstanding (other than shares held by ENZO International Holdings Limited (the “Key Shareholder”)); or

h 20% of the total voting power in the aggregate of all classes of the equity securities then outstanding of LJI or the Key Shareholder

z a sale, transfer or other disposition in a single transaction or series of related transactions of all or substantially all of the assets of the Key Shareholder, ENZO and its subsidiaries on a consolidated basis

DRAFT

5

Situation Overview

LJI Current Ownership Structure

Shareholding Chart of LJI and ENZO[1]


LJI
(NASDAQ:JADE)
100.0%
Lorenzo Jewelry
Lorenzo Heng Tong Jewelery
Enzo International Holdings Limited
FountainVest
Spring Capital
UCI
Vantage
71.7%
21.0%
6.1%
0.8%
0.3%
Wholesale/Manufacturing Business
Enzo Jewelry Inc.
Retail Business

The Investors made their investment at the ENZO level, but have rights and privileges that extend upward to the LJI level

Note :
1. *Total shareholding percentage of ENZO does not add up to 100% due to rounding*

DRAFT

HOULIHAN LOKEY 6

Transaction Overview

Transaction Overview

Transaction Value Overview

Summary of Buyer Group Proposal Transaction Value

(U.S. dollars and shares in millions, except per share amounts)

Security	Shares Outstanding[1]	Per Share Merger Consideration	
Ordinary Shares	32.1	$2.00	
Implied Values			
Implied Equity Value (excluding Preferred Shares)			**$64.1**
Adjustments:			
Debt[2]			84.9
Preferred Shares[2]			56.2
Cash[2]			(26.1)
Non-Operating Assets and Liabilities[2,3]			(2.2)
Minority Interests[2]			0.2
Implied Enterprise Value			**$177.2**
Implied Transaction Multiples			
Revenue[4]			**Implied Multiple**
CY 2011			0.97x
CY 2012			0.90x
NCY 2013			0.84x
Adjusted EBITDA[4]			
CY 2011			9.4x
CY 2012			20.9x
NCY 2013			33.5x

Implied Premiums to Historical Stock Trading Prices

Trading Period Prior to Announcement 8/13/12[5]	Closing Stock Price[6]	Implied Premium of Per Share Merger Consideration over Average Closing Stock Price
Current Trading (03/13/2013)	$1.93	3.6%
1 Day	$1.61	24.2%
5-Day Average	$1.64	22.2%
10-Day Average	$1.62	23.7%
1-Month Average	$1.62	23.4%
3-Month Average	$1.55	29.0%
6-Month Average	$1.86	7.4%
1-Year Average	$2.13	-6.1%
52-Week High (09/15/2011)	$2.85	-29.8%
52-Week Low (05/24/2012)	$1.29	55.0%
Initial Public Offering (04/15/1998)	$5.75	-65.2%

Notes:

1. *Based on 32,072,672 ordinary shares issued and outstanding per draft Agreement dated 3/13/2013*
2. *Per public filings as of 12/31/2012; preferred shares as of 2/28/2013; cash includes restricted cash used as collateral against banking facilities*
3. *Non-operating assets include available-for-sale securities, derivatives and investments in life insurance contracts; non-operating liabilities include derivatives, and warrants and options liabilities. Refer to page 20 for details*
4. *CY2011 figures per public filings for calendar year ended 12/31/2011; CY2012 figures per public filings for calendar year ended 12/31/2012; NCY2013 figures per management projections for calendar year ending 12/31/2013*
5. *Date of receipt of the proposal*
6. *Share prices per Capital IQ*

CY refers to calendar year
NCY refers to next calendar year

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HOULIHAN LOKEY 8

Transaction Overview

LJI Ownership Summary

(figures in millions)

Current Shareholders

	Shares Held	Ownership %[3]
Insider Holdings		
Insiders:		
Yih, Yu-Chuan (Chairman, President and CEO)	3.390	10.6%
Mr. Shi Shareholders[1]	2.063	6.4%
Ng, Hon-Tak (CFO and Director)	0.425	1.3%
Au, Ka-Man (COO, Secretary and Director)	0.386	1.2%
Total Insider Holdings	6.263	19.5%
Public Holdings		
Institutional Holders:		
Shanghai Yuyuan Tourist Mart	2.238	7.0%
Prudence Investment Management	1.604	5.0%
Pine River Capital Management	0.603	1.9%
Glenhill Capital Management	0.372	1.2%
Guerrilla Capital Management	0.330	1.0%
Loeb Partners	0.310	1.0%
Other Institutional Holdings	0.349	1.1%
Total Institutional Holdings	5.806	18.1%
Other Public Shareholders	20.003	62.4%
Total Public Holdings[2]	25.809	80.5%
Shares Outstanding[3]	32.073	100.0%


Total Insider Holdings 19.5%
Total Institutional Holdings 18.1%
Other Public Shareholders 62.4%

Sources: Shareholding information per Capital IQ, Bloomberg and Thomson One Ownership
Notes:
1. *Final determination of Mr. Shi affiliates has not yet been made in the current draft Transaction documents*
2. *Total Public Holdings denotes shares not owned by insiders*
3. *Based on 32,072,672 ordinary shares issued and outstanding per draft Agreement dated 3/13/2013*

DRAFT

HOULIHAN LOKEY 9

Transaction Overview Stock Trading History

Share Price & Volume History

May 3, 2011 Aug. 22, 2012

LJI completed placing of US$41.4m of Preferred Shares LJI announced that its Board has

Closing Stock Price (US$) of ENZO to a group of investors led by FountainVest & Daily Volume (000s)

formed the Committee to consider the

$6.00 Spring Capital, representing 28.3% of the total take-private proposal dated 3,000.0 outstanding shares of ENZO 8/13/2012 Sep. 6, 2012

Selected companies include Chow Sang Sang Holdings International Limited, Chow Tai Fook Jewellery Group Ltd., Continental Holdings Ltd., King Fook Holdings Limited, Larry Jewelry

International Company Limited, Luk Fook Holdings (International) Limited, Ming Fung Jewellery Group Ltd., Tse Sui Luen Jewellery (International) Limited, GuangDong CHJ Industry Co. Ltd. and Zhejiang Ming Jewelry Co., Ltd.

Halter USX China Index is comprised of companies whose common shares are publicly traded in the United States and the majority of whose business is conducted within the People’s Republic

Financial Analysis

Share Per Value Equity Implied

No Based

$ 4 .00

$ 3 .50 $ 3 .38

Share $ 3 .21

$ 3 .00

Per

$ 2 .50

Value Per Share Merger

$ 2 .00 Consideration

Equity US$2.00

Implied $ 1 .50 $1 .45 Pre-announcement

Price1

$ 1 .00 US$1.61

$ 0 .50 $0 .76 $0 .75

$ 0.00

$ 0 .00

Selected Companies Selected Companies Discounted Cash Flow Analysis

Analysis Analysis

0.70x—1 .10x 0.65x—1 .05x Discount Rate: 13 .0%—17.0%

Year Ended 12/31/2012 Year Ending 12/31/2013 Perpetuity Growth Rate: 4 .0%—6 .0%

Revenue Revenue

Discounted

Rate: Growth

dated

Financial Analysis

Financial Analyses Summary (cont.)

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis		Selected Companies Analysis		Discounted Cash Flow Analysis[2]	
	CY 2012 Revenue[1]		CY 2013 Revenue[1]			
Corresponding Base Amount	$196.3		$210.9			
Selected Multiples Range	0.70x	1.10x	0.65x	1.05x		
Implied Enterprise Value from Operations Reference Range	$137.4	$215.9	$137.1	$221.4	$66.7	$159.4
Add: Cash and Cash Equivalents as of 12/31/2012	$26.1	$26.1	$26.1	$26.1	$26.1	$26.1
Implied Total Enterprise Value Reference Range	**$163.5**	**$242.0**	**$163.1**	**$247.5**	**$92.7**	**$185.5**
Less: Total Debt as of 12/31/2012	84.9	84.9	84.9	84.9	84.9	84.9
Less: Preferred Shares as of 2/28/2013	56.2	56.2	56.2	56.2	56.2	56.2
Less: Minority Interests as of 12/31/2012	0.2	0.2	0.2	0.2	0.2	0.2
Add: Non-Operating Assets						
Available-for-Sale Securities	2.3	2.3	2.3	2.3	2.3	2.3
Investments in Life Insurance Contracts	1.4	1.4	1.4	1.4	1.4	1.4
Less: Non-Operating Liabilities						
Derivatives	0.0	0.0	0.0	0.0	0.0	0.0
Warrants and Options Liabilities	1.5	1.5	1.5	1.5	1.5	1.5
Implied Total Equity Value Reference Range	**$24.4**	**$102.9**	**$24.0**	**$108.4**	**$0.0**	**$46.4**
Shares Outstanding[3]	32.1	32.1	32.1	32.1	32.1	32.1
Implied Per Share Reference Range	**$0.76**	**$3.21**	**$0.75**	**$3.38**	**$0.00**	**$1.45**

Sources: LJI public filings and management projections

Notes:

1. *CY 2012 figures per public filings for calendar year ended 12/31/2012; CY2013 figures per management projections for calendar year ending 12/31/2013*
2. *The low end of the implied enterprise value range is based on a perpetuity growth rate of 4.0% and discount rate of 17.0%; the high end of the implied enterprise value range is based on a perpetuity growth rate of 6.0% and discount rate of 13.0%*
3. *Based on 32,072,672 ordinary shares issued and outstanding per draft Agreement dated 3/13/2013*

CY refers to calendar year

DRAFT

HOULIHAN LOKEY 14

Financial Analysis Selected Historical and Projected Financial Data

(U.S. dollars in millions) Year Ended or Ending December 31 1 CAGR 2

2009 2010 2011 2012 2013E 2014E 2015E 2016E 2017E 2018E 2012A—2018E

Revenue from W holesale $59.7 $61.7 $69.4 $66.4 $71.4 $72.8 $74.3 $75.8 $77.3 $78.8

Revenue from Retail 50.8 78.9 112.8 129.9 139.5 163.5 192.1 221.0 251.1 279.2

Reported Revenue $110.5 $140.5 $182.2 $196.3 $210.9 $236.4 $266.4 $296.8 $328.4 $358.1 10.5%

Revenue Growth % -18.9% 27.2% 29.6% 7.8% 7.4% 12.1% 12.7% 11.4% 10.6% 9.0%

Cost of Goods Sold (69.4) (82.3) (92.7) (102.4) (102.7) (112.0) (122.8) (133.8) (145.1) (155.9)

Gross Profit $41.2 $58.3 $89.5 $94.0 $108.2 $124.4 $143.6 $163.0 $183.2 $202.2

Gross Margin % 37.2% 41.5% 49.1% 47.9% 51.3% 52.6% 53.9% 54.9% 55.8% 56.5%

Selling, General & Administrative Expenses (36.5) (44.0) (77.4) (95.3) (106.9) (119.5) (133.0) (146.2) (161.2) (176.5)

SG& A as % of Revenue 33.1% 31.3% 42.5% 48.5% 50.7% 50.6% 49.9% 49.2% 49.1% 49.3%

Depreciation & Amortization 2.2 2.8 4.7 8.3 4.0 4.4 4.9 5.4 6.0 6.6

Total Adjustments 0.5 0.5 2.1 1.5 0.0 0.0 0.0 0.0 0.0 0.0

Adjusted EBITDA $7.3 $17.5 $18.9 $8.5 $5.3 $9.3 $15.5 $22.3 $28.1 $32.2 24.9%

EBITDA Margin % 6.6% 12.5% 10.4% 4.3% 2.5% 3.9% 5.8% 7.5% 8.6% 9.0%

Depreciation & Amortization (2.2) (2.8) (4.7) (8.3) (4.0) (4.4) (4.9) (5.4) (6.0) (6.6)

Adjusted EBIT $5.1 $14.7 $14.1 $0.2 $1.3 $4.9 $10.6 $16.9 $22.1 $25.6 123.4%

EBIT Margin % 4.6% 10.5% 7.8% 0.1% 0.6% 2.1% 4.0% 5.7% 6.7% 7.2%

Capital Expenditures $1.7 $6.6 $11.7 $15.2 $4.4 $2.5 $0.7 $0.8 $4.3 $4.3

Additional Information

Ending Store Count 95 133 202 251 281 296 296 296 326 356

Average Store Count 96 114 168 227 266 289 296 296 311 341

Retail Revenue per Store 3 $0.529 $0.692 $0.673 $0.573 $0.524 $0.567 $0.649 $0.747 $0.807 $0.819

Currency Conversion Rate (RMB: USD) 4 6.258 6.321 6.362 6.394 6.424 6.443

Adjustment #1 — Loss/(Gain) on Derivatives $0.5 $0.5 ($0.1) $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0

Adjustment #2 — N on-recurring Restructuring Costs 0.0 0.0 2.1 0.6 0.0 0.0 0.0 0.0 0.0 0.0

Adjustment #3 — Privatization Expense 0.0 0.0 0.0 0.9 0.0 0.0 0.0 0.0 0.0 0.0

Total Adjustments $0.5 $0.5 $2.1 $1.5 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0

4.4

0.0

9.3

(4.4)

4.9

2.5

296

289

0.0

0.0

0.0

0.0

Projected financials based on calendar year end of 12/31 despite the Company changing its fiscal year end to 3/31 on 12/28/2012

CAGR refers to compound annual growth rate

Calculated as retail revenue divided by average store count

Projected financials of retail business are converted at each period from RMB to USD based on forward rates as of 3/13/2013, using an average of forward rates at the beginning and end of

Financial Analysis

Selected Companies[1]

(U.S. dollars in millions, except per share values)

	Stock Exchange	Trading Currency	Exchange Rate to USD	Share Price[4]	Equity Market Value[4,5]	Enterprise Value[4,5]	Enterprise Value[2] to Revenue			Enterprise Value[2] to Adjusted EBITDA[3]		
							LTM[6]	CY2012[7,9]	CY2013[8,9]	LTM[6]	CY2012[7,9]	CY2013[8,9]
Chow Sang Sang Holdings	SEHK	HKD	7.76	$2.72	$1,841.3	$2,039.0	0.88x	0.84x	0.71x	11.5x	11.4x	8.7x
Chow Tai Fook Jewellery	SEHK	HKD	7.76	1.39	13,871.5	14,698.9	1.96x	1.89x	1.61x	14.5x	13.5x	11.5x
Continental Holdings	SEHK	HKD	7.76	0.01	71.8	134.2	1.11x	NA	NA	NMF	NA	NA
King Fook Holdings	SEHK	HKD	7.76	0.13	56.1	97.9	0.63x	0.60x	0.57x	17.3x	NA	NA
Larry Jewelry	SEHK	HKD	7.76	0.04	36.7	58.9	1.18x	0.85x	0.68x	NMF	NA	NA
Luk Fook Holdings	SEHK	HKD	7.76	2.95	1,739.2	1,610.1	1.01x	0.95x	0.81x	8.2x	7.7x	6.6x
Ming Fung Jewellery	SEHK	HKD	7.76	0.04	183.4	161.3	1.36x	1.34x	1.26x	8.6x	NA	NA
Tse Sui Luen Jewellery	SEHK	HKD	7.76	0.53	111.7	181.5	0.41x	NA	NA	6.2x	NA	NA
GuangDong CHJ Industry	SZSE	CNY	6.22	3.67	660.0	672.6	2.73x	2.73x	2.12x	21.2x	21.2x	13.3x
Zhejiang Ming Jewelry	SZSE	CNY	6.22	2.49	597.8	557.3	0.52x	0.52x	0.43x	NMF	NMF	9.1x
Low							0.41x	0.52x	0.43x	6.2x	7.7x	6.6x
High							2.73x	2.73x	2.12x	21.2x	21.2x	13.3x
Median							1.06x	0.90x	0.76x	11.5x	12.5x	9.1x
Mean							1.18x	1.21x	1.02x	12.5x	13.5x	9.8x
LJI (Current Trading)	NasdaqGM	USD	1.00	$1.93	$61.9	$174.9	0.89x	0.89x	0.83x	20.6x	20.6x	33.0x
LJI (Implied Buyer Group Offer)	NasdaqGM	USD	1.00	$2.00	$64.1	$177.2	0.90x	0.90x	0.84x	20.9x	20.9x	33.5x

Sources: Trading information per Capital IQ; Company projections based on non-public management projections

Notes:

1. *No company used in this analysis for comparative purposes is identical to the Company; selected companies primarily engage in the sale of diamonds and gold, while LJI mainly engages in the sale of gemstones, to a lesser degree in the sale of diamonds and recently discontinued its sale of gold*
2. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents*
3. *Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items*
4. *Based on closing prices as of 3/13/2013*
5. *Calculation based on number of common shares*
6. *LTM refers to the most recently completed twelve-month period for which financial information has been made public*
7. *CY2012 refers to the next calendar year for which financial information has not been made public for some selected companies*
8. *CY2013 refers to the calendar year following CY2012*
9. *Multiples based on forward looking financial information may have been calendarized to the year end of 12/31*

NMF refers to not meaningful
NA refers to not available
SEHK refers to Stock Exchange of Hong Kong
SZSE refers to Shenzhen Stock Exchange

DRAFT

HOULIHAN LOKEY | 16

Financial Analysis

Discounted Cash Flow Analysis[1]

(U.S. dollars in millions, except per share values)

	Projected FYE December 31,					
	2013E (2)	2014E	2015E	2016E	2017E	2018E
Revenue	$169.3	$236.4	$266.4	$296.8	$328.4	$358.1
Revenue Growth %	*7.4%*	*12.1%*	*12.7%*	*11.4%*	*10.6%*	*9.0%*
Cost of Goods Sold	(82.4)	(112.0)	(122.8)	(133.8)	(145.1)	(155.9)
Selling, General & Administrative	(85.8)	(119.5)	(133.0)	(146.2)	(161.2)	(176.5)
Depreciation and Amortization	3.2	4.4	4.9	5.4	6.0	6.6
Adjusted EBITDA	**$4.3**	**$9.3**	**$15.5**	**$22.3**	**$28.1**	**$32.2**
EBITDA Margin %	*2.5%*	*3.9%*	*5.8%*	*7.5%*	*8.6%*	*9.0%*
Depreciation and Amortization	(3.2)	(4.4)	(4.9)	(5.4)	(6.0)	(6.6)
Adjusted EBIT	**$1.0**	**$4.9**	**$10.6**	**$16.9**	**$22.1**	**$25.6**
Taxes[3]	(0.2)	(1.1)	(2.3)	(3.7)	(4.9)	(5.6)
Unlevered Earnings	**$0.8**	**$3.8**	**$8.3**	**$13.2**	**$17.2**	**$20.0**
Depreciation and Amortization	3.2	4.4	4.9	5.4	6.0	6.6
Capital Expenditures	(3.5)	(2.5)	(0.7)	(0.8)	(4.3)	(4.3)
Change in Working Capital	(20.1)	(9.7)	(3.5)	(3.8)	(18.0)	(18.0)
Unlevered Free Cash Flows	**($19.6)**	**($4.0)**	**$8.9**	**$14.0**	**$0.9**	**$4.3**

Terminal Value Assumptions	
Revenue	$358.1
Cost of Goods Sold[4]	(150.1)
Selling, General & Administrative	(176.5)
Depreciation and Amortization[5]	0.8
Adjusted EBITDA	**$32.2**
EBITDA Margin %	*9.0%*
Depreciation and Amortization[5]	(0.8)
Adjusted EBIT	**$31.5**
Taxes[3]	(6.9)
Unlevered Earnings	**$24.5**
Depreciation and Amortization[5]	0.8
Capital Expenditures[6]	(0.8)
Change in Working Capital[7]	(4.0)
Unlevered Free Cash Flows	**$20.5**

	Implied 2018 Adjusted EBITDA Terminal Multiple[8]		
Discount Rate	**4.0%**	**5.0%**	**6.0%**
13.0%	7.4x	8.4x	9.6x
14.0%	6.6x	7.4x	8.4x
15.0%	6.0x	6.7x	7.5x
16.0%	5.5x	6.1x	6.7x
17.0%	5.1x	5.6x	6.1x

	PV of Terminal Value as a % of Enterprise Value		
Discount Rate	**4.0%**	**5.0%**	**6.0%**
13.0%	102.6%	102.3%	102.0%
14.0%	103.5%	103.1%	102.7%
15.0%	104.5%	104.1%	103.6%
16.0%	105.7%	105.2%	104.6%
17.0%	107.1%	106.5%	105.9%

Discount Rate	Present Value of Cash Flows 2013 - 2018	+	PV of Terminal Value Based on Perpetual Growth Rate for Terminal Year			=	Implied Enterprise Value			-	Net Debt, Preferred, MI and Others[9]	=	Implied Total Equity Value			=	Implied Equity Value Per Share[10]		
			4.0%	**5.0%**	**6.0%**		**4.0%**	**5.0%**	**6.0%**				**4.0%**	**5.0%**	**6.0%**		**4.0%**	**5.0%**	**6.0%**
13.0%	($3.2)		$124.1	$140.9	$162.6		$120.9	$137.7	$159.4		$113.0		$7.8	$24.7	$46.4		$0.24	$0.77	$1.45
14.0%	($3.6)		$106.6	$119.5	$135.8		$103.0	$115.9	$132.2		$113.0		$0.0	$2.9	$19.1		$0.00	$0.09	$0.60
15.0%	($4.0)	+	$92.5	$102.7	$115.2	=	$88.5	$98.7	$111.2	-	$113.0	=	$0.0	$0.0	$0.0	=	$0.00	$0.00	$0.00
16.0%	($4.4)		$81.0	$89.2	$99.0		$76.6	$84.8	$94.7		$113.0		$0.0	$0.0	$0.0		$0.00	$0.00	$0.00
17.0%	($4.8)		$71.4	$78.1	$86.0		$66.7	$73.4	$81.3		$113.0		$0.0	$0.0	$0.0		$0.00	$0.00	$0.00

Source: Company management

Notes:

1. *Present values as of 3/13/2013 using mid-year convention*
2. *Represents a 9.6-month stub period with valuation date as of 3/13/2013*
3. *Assumes effective tax rate of 22.0% per Company management*
4. *Terminal year cost of goods sold based on the ratio of cost of goods sold to revenue in 2018 adjusted for terminal year depreciation and amortization*
5. *Terminal year depreciation expense assumed to be equal to capital expenditure of that year*
6. *Terminal year capital expenditure assumes minimal store growth*
7. *Terminal year change in working capital assumes limited inventory build-up for new stores*
8. *Implied from corresponding discount rate and perpetual growth rate applied to terminal year unlevered free cash flow*
9. *Preferred refers to preferred shares and MI refers to minority interests; net debt, preferred shares, minority interests and others (non-operating assets and liabilities) based on public filings as of 12/31/2012 except for preferred shares as of 2/28/2013; refer to page 20 for details*
10. *Based on 32,072,672 ordinary shares issued and outstanding per draft Agreement dated 3/13/2013*

DRAFT

HOULIHAN LOKEY | 17

Additional Financial Data

Additional Financial Data

Historical Income Statement

Summary Income Statement

(dollars in millions)

	Year Ended December 31,					
	2007	2008	2009	2010	2011	2012
Revenues, Net	$152.0	$136.3	$110.5	$140.5	$182.2	$196.3
Cost of Sales (Goods Sold)	112.5	97.0	69.4	82.3	92.7	102.4
Gross Profit	39.5	39.2	41.2	58.3	89.5	94.0
Operating Expenses:						
Selling, General & Administrative	30.4	34.8	34.3	41.2	73.1	87.4
Depreciation	3.1	3.4	1.7	2.3	4.4	7.8
Net Loss (Gain) on Derivatives	0.0	0.1	0.5	0.5	(0.1)	0.0
Impairment Loss of Long-Lived Assets	0.0	0.0	0.0	0.0	2.4	0.0
Total Operating Expenses	33.5	38.3	36.5	44.0	79.9	95.3
Operating Income	6.0	1.0	4.6	14.3	9.6	(1.3)
Interest Expense	3.1	1.8	0.8	1.0	1.6	3.5
Interest (Income)	(0.3)	(0.2)	(0.1)	(0.1)	(0.4)	(0.2)
Exchange (Gain) / Loss	0.0	(1.5)	0.0	(0.6)	(1.4)	0.1
Gain (loss) on sales of available-for-sale securities	0.0	(0.0)	0.0	(0.3)	0.3	0.0
Change in FV of Warrants and Option Liabilities	0.0	0.0	0.0	0.0	(1.9)	(0.6)
Change in FV of Life Insurance Contract	0.0	0.0	0.0	0.0	0.0	(0.0)
Gain on Disposal of Property Held for Lease	0.0	(2.2)	0.0	(1.6)	0.0	0.0
Pre-tax Income (Loss)	3.2	3.1	3.9	15.9	11.5	(4.0)
Income Taxes (Credit)	1.7	0.6	0.2	2.9	1.4	0.4
Minority Interest	0.0	0.0	(0.0)	0.0	0.0	0.0
Net Income (Loss), Continuing Operations	1.5	2.5	3.7	13.0	10.1	(4.5)
Extraordinary Gain (Loss)	0.0	0.0	0.0	0.0	0.0	0.0
Net Income (Loss)	$1.5	$2.5	$3.7	$13.0	$10.1	($4.5)

Sources: Company public filings

DRAFT

HOULIHAN LOKEY 19

Additional Financial Data

Historical Balance Sheet

Summary Balance Sheet

(dollars in millions)

Assets	2007	2008	2009	2010	2011	2012
	As of December 31,					
Current Assets:						
Cash & Cash Equivalents	$5.0	$13.3	$11.3	$13.0	$18.6	$15.5
Restricted Cash[1]	4.2	6.5	6.4	11.0	6.9	10.6
Accounts Receivable	23.2	20.6	21.7	25.9	42.8	37.9
Inventories	82.0	76.6	81.4	107.7	173.4	179.8
Available-for-Sale Securities	3.0	2.3	2.4	2.3	2.1	2.3
Deferred Tax Assets	0.0	0.0	0.0	0.0	1.1	1.2
Derivatives	0.0	0.0	0.0	0.0	0.0	0.0
Prepayment and Other Current Assets	5.5	2.6	1.9	3.6	9.0	15.0
Total Current Assets	122.8	121.9	125.0	163.6	253.8	262.2
Fixed Assets:						
Properties Held for Lease	$1.3	$0.8	$0.7	$0.4	$0.4	$0.4
Net Property, Plant and Equipment	8.5	6.9	6.4	10.1	14.7	21.6
Net Fixed Assets	9.8	7.6	7.1	10.5	15.1	21.9
Goodwill	1.5	1.5	1.5	1.5	1.5	1.5
Investments in Life Insurance Contracts	0.0	0.0	0.0	0.0	0.4	1.4
Prepayment - Property, Plant and Equipment	0.0	0.0	0.0	0.0	0.0	0.0
Deferred Tax Assets	0.1	0.1	0.1	0.1	1.1	0.9
Other Non-current Assets	0.0	0.0	0.0	0.0	0.0	1.4
Total Assets	$134.1	$131.2	$133.8	$175.8	$272.0	$289.4
Liabilities & Stockholders' Equity						
Current Liabilities:						
Accounts Payable	$18.7	$17.9	$18.5	$19.2	$34.7	$16.4
Notes Payable	4.0	9.2	5.6	10.7	13.2	46.6
Bank Overdraft	3.0	2.7	2.9	2.9	2.9	3.3
Letter of Credit, Gold Loan and Others	21.5	13.4	13.5	21.5	36.4	29.9
Capitalized Lease Obligation	0.1	0.1	0.1	0.0	0.0	0.0
Shareholder Loan	0.0	0.0	0.0	0.0	1.6	1.4
Income Taxes Payable	1.7	1.4	1.1	2.3	3.5	1.9
Accrued Expense	6.1	4.8	5.4	5.6	8.9	25.0
Derivatives	4.4	0.0	0.0	0.6	0.0	0.0
Warrants and Options Liabilities	0.0	0.0	0.0	0.0	2.1	1.5
Other Current Liabilities	0.3	0.3	0.3	0.3	0.3	0.8
Total Current Liabilities	60.0	49.9	47.4	63.0	103.6	126.8
Notes Payable	$1.2	$2.1	$2.2	$1.6	$7.5	$5.0
Capitalized Lease Obligation	0.2	0.1	0.1	0.0	0.0	0.0
Total Liabilities	61.3	52.1	49.7	64.7	111.1	131.9
Minority Interest	0.2	0.8	0.2	0.2	0.2	0.2
Stockholders' Equity:						
Preferred Stock	$0.0	$0.0	$0.0	$0.0	$42.0	$53.9
Common Stock	0.2	0.2	0.2	0.3	0.3	0.3
Paid-in Capital	51.5	55.3	56.7	69.9	71.0	71.8
Retained Earnings	20.6	23.2	26.9	39.9	43.5	27.2
Accumulated Other Comprehensive Income	0.3	(0.4)	0.1	0.8	3.9	4.0
Less: Treasury Stock	0.0	0.0	0.0	0.0	0.0	0.0
Net Stockholders' Equity	72.7	78.3	83.9	110.9	160.7	157.3
Total Liabilities & Stockholders' Equity	$134.1	$131.2	$133.8	$175.8	$272.0	$289.4

Sources: Company public filings

Notes:

1. *Restricted cash is used as collateral against borrowings*
2. *Preferred stock figure as of 2/28/2013*

Selected Balance Sheet Items

(dollars in millions)

	As of 12/31/2012
Short Term Debt	
Notes Payable	$46.6
Bank Overdraft	3.3
Letter of Credit, Gold Loan and Others	29.9
Capitalized Lease Obligation	0.0
Long Term Debt	
Notes Payable	$5.0
Capitalized Lease Obligation	0.0
Total Debt	$84.9
Cash & Cash Equivalents	
Cash	($15.5)
Restricted Cash	(10.6)
Total Cash & Cash Equivalents	($26.1)
Net Debt	$58.8
Preferred Stock[2]	$56.2
Minority Interests	$0.2
Non-Operating Assets	
Available-for-Sale Securities	($2.3)
Derivatives	0.0
Investments in Life Insurance Contracts	(1.4)
Total Non-Operating Assets	($3.7)
Non-Operating Liabilities	
Derivatives	$0.0
Warrants and Options Liabilities	$1.5
Total Non-Operating Liabilities	$1.5
Total Adjustments to Enterprise Value	$113.0

DRAFT

HOULIHAN LOKEY | 20

Additional Financial Data

Weighted Average Cost of Capital Calculation

(dollars in millions)

	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Chow Sang Sang Holdings	$263.6	$0.0	$1,841.3	$2,104.9	14.3%	12.5%	0.0%	87.5%
Chow Tai Fook Jewellery	1,444.3	0.0	13,871.5	15,315.8	10.4%	9.4%	0.0%	90.6%
Continental Holdings	72.0	0.0	71.8	143.8	100.2%	50.1%	0.0%	49.9%
King Fook Holdings	48.3	0.0	56.1	104.3	86.0%	46.2%	0.0%	53.8%
Larry Jewelry	27.2	0.0	36.7	63.9	74.0%	42.5%	0.0%	57.5%
Luk Fook Holdings	0.0	0.0	1,739.2	1,739.2	0.0%	0.0%	0.0%	100.0%
Ming Fung Jewellery	5.1	0.0	183.4	188.5	2.8%	2.7%	0.0%	97.3%
Tse Sui Luen Jewellery	85.2	0.0	111.7	196.9	76.2%	43.3%	0.0%	56.7%
GuangDong CHJ Industry	29.0	0.0	660.0	689.0	4.4%	4.2%	0.0%	95.8%
Zhejiang Ming Jewelry	164.8	0.0	597.8	762.6	27.6%	21.6%	0.0%	78.4%
Median	$60.1	$0.0	$390.6	$442.9	20.9%	17.1%	0.0%	82.9%
Mean	$213.9	$0.0	$1,917.0	$2,130.9	39.6%	23.3%	0.0%	76.7%
LJ International Inc.	$84.9	$56.2	$61.9	$203.0	137.2%	41.8%	27.7%	30.5%

	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
Chow Sang Sang Holdings	1.51	1.36	6.25%	1.81%	15.4%	2.9%	0.0%	13.8%
Chow Tai Fook Jewellery	1.16	1.07	6.25%	0.81%	12.2%	2.9%	0.0%	11.3%
Continental Holdings	1.03	0.58	6.25%	6.36%	17.0%	2.4%	0.0%	9.4%
King Fook Holdings	2.08	1.25	6.25%	6.36%	23.6%	2.8%	0.0%	13.7%
Larry Jewelry	1.95	1.24	6.25%	6.36%	22.8%	3.5%	0.0%	14.2%
Luk Fook Holdings	1.85	1.85	6.25%	1.82%	17.6%	NA	0.0%	17.6%
Ming Fung Jewellery	2.02	1.98	6.25%	6.36%	23.2%	9.0%	0.0%	22.8%
Tse Sui Luen Jewellery	0.98	0.61	6.25%	6.36%	16.7%	NA	0.0%	16.7%
GuangDong CHJ Industry	0.82	0.80	6.25%	2.65%	12.0%	9.1%	0.0%	11.8%
Zhejiang Ming Jewelry	1.08	0.89	6.25%	2.65%	9.4%	7.2%	0.0%	8.6%
Median	1.33	1.15			16.8%	3.2%	0.0%	13.7%
Mean	1.45	1.16			17.0%	5.0%	0.0%	14.0%
LJ International Inc.	2.08	0.70	6.25%	6.36%	23.6%	4.2%	22.0%	14.7%

Sources: Capital IQ, Bloomberg, public filings

Notes:

1. *Debt amount based on most recent public filing as of 3/13/2013*
2. *Preferred stock amount as based on most recent public filing as of 3/13/2013*
3. *Equity market value based on closing stock price (converted to USD) on 3/13/2013 and reported fully-diluted common shares and common share equivalents (excludes options) as of the latest publicly available data*
4. *Total capitalization equal to equity market value + debt outstanding + preferred stock*
5. *5-year monthly raw Betas regressed against respective companies' equity listing exchanges' main indexes*
6. *Unlevered Beta = Levered Beta/(1 + ((1 – Tax Rate) * (Debt/Equity Market Value)) + (Preferred Stock/Equity Market Value))*
7. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials*
8. *Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196*
9. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 3/13/2013 , based on 30-year China government bond yield*
10. *Based on selected company weighted average interest rate per most recent public filings*
11. *Based on selected company weighted average preferred dividend per most recent public filings*
12. *Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption*

NA refers to not available

DRAFT

HOULIHAN LOKEY 21

Additional Financial Weighted Average Cost of Capital Calculation

Data (cont.)

Market Assumptions Capital Structure Assumptions Cost of Equity for Computed WACC Cost of Equity based on LJI Observed Beta

Risk-Free Rate of Return 1 4.20% Debt to Equity Market Value 5 20.6% Selected Unlevered Beta 6 1.15 Observed Levered Beta 9 2.08

Equity Risk Premium 2 6.25% Debt to Total Capitalization 5 17.1% Computed Levered Beta 7 1.34 Unlevered Beta 10 0.70

Size Premium 3 6.36% Preferred Stock to Total Capitalization 5 0.0% Cost of Equity 8 18.9% Levered Beta 11 2.08

Tax Rate 4 22.00% Equity Market Value to Total Capitalization 5 82.9% Cost of Equity 12 23.6%

Cost of Debt 5 3.2%

Cost of Preferred Stock 5 0.0%

Company Specific Decile 0.00

Computed Weighted Average Cost of Capital 13 (Company Capital Structure, Company Cost of Debt and Industry Beta) 17.2%

Computed Weighted Average Cost of Capital 13 (Industry Capital Structure, Industry Cost of Debt and Industry Beta) 16.1%

Computed Weighted Average Cost of Capital 13 (Company Capital Structure, Company Cost of Debt and Company Beta) 14.7%

Selected Weighted Average Cost of Capital Range 13.0% —- 17.0%

196

based

Rate))

Stock /

Based

Risk-Free Rate of Return as of 3/13/2013, based on 30-year China government bond yield

Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials

Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196

Per Company management

Based on review of corresponding metrics of selected companies noted on prior page. Cost of debt based on the Company’s actual cost of debt per public filings. The Company does not have any preferred stock issued and outstanding as of 3/13/2013

Based on review of selected companies’ unlevered betas noted on prior page

Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt/Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock/Equity Market Value)). Based on market and capital structure assumptions

Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on market assumptions

Observed Levered Beta based on LJI’s actual levered beta, per Bloomberg as of 3/13/2013

Unlevered Beta = Observed Levered Beta / (1 + ((Debt / Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock / Equity Market Value))

Levered Beta = Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1—Tax Rate)) + (Preferred Stock / Equity Market Value))

Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Based on market assumptions.

Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization)

Additional Financial Data

Benchmarking Data[1]

Size (LTM[3] Revenue, millions)	
Chow Tai Fook Jewellery	$7,494.3
Chow Sang Sang Holdings	$2,317.1
Luk Fook Holdings	$1,587.9
Zhejiang Ming Jewelry	$1,070.3
Tse Sui Luen Jewellery	$445.4
GuangDong CHJ Industry	$246.7
LJI	**$196.3**
King Fook Holdings	$156.1
Continental Holdings	$120.7
Ming Fung Jewellery	$118.5
Larry Jewelry	$50.0

Size[2] (Enterprise Value as of 03/13/2013, millions)	
Chow Tai Fook Jewellery	$14,698.9
Chow Sang Sang Holdings	$2,039.0
Luk Fook Holdings	$1,610.1
GuangDong CHJ Industry	$672.6
Zhejiang Ming Jewelry	$557.3
Tse Sui Luen Jewellery	$181.5
LJI	**$174.9**
Ming Fung Jewellery	$161.3
Continental Holdings	$134.2
King Fook Holdings	$97.9
Larry Jewelry	$58.9

Revenue Growth (Year 2010 - 2012)	
Larry Jewelry	232.3%
Chow Tai Fook Jewellery	37.2%
Luk Fook Holdings	33.0%
Chow Sang Sang Holdings	26.6%
LJI	**18.2%**
Ming Fung Jewellery	10.2%
GuangDong CHJ Industry	7.9%
Zhejiang Ming Jewelry	6.3%
King Fook Holdings	0.7%
Continental Holdings	-3.4%
Tse Sui Luen Jewellery	NA

Revenue Growth (Year 2011 - 2012)	
Larry Jewelry	81.1%
Luk Fook Holdings	19.8%
Chow Tai Fook Jewellery	17.8%
GuangDong CHJ Industry	16.4%
Zhejiang Ming Jewelry	13.0%
Chow Sang Sang Holdings	9.4%
LJI	**7.8%**
Ming Fung Jewellery	4.2%
Continental Holdings	-3.0%
King Fook Holdings	-4.4%
Tse Sui Luen Jewellery	NA

Revenue Growth (Year 2012 - 2013)	
GuangDong CHJ Industry	28.5%
Larry Jewelry	24.7%
Zhejiang Ming Jewelry	22.2%
Chow Sang Sang Holdings	18.1%
Luk Fook Holdings	18.0%
Chow Tai Fook Jewellery	17.2%
LJI	**7.4%**
Ming Fung Jewellery	6.1%
King Fook Holdings	4.0%
Tse Sui Luen Jewellery	NA
Continental Holdings	NA

EBITDA Growth (Year 2010 - 2012)	
Chow Tai Fook Jewellery	38.9%
Luk Fook Holdings	28.2%
Chow Sang Sang Holdings	18.0%
GuangDong CHJ Industry	1.9%
Continental Holdings	-10.0%
LJI	**-30.4%**
Zhejiang Ming Jewelry	-46.7%
King Fook Holdings	NA
Larry Jewelry	NA
Ming Fung Jewellery	NA
Tse Sui Luen Jewellery	NA

EBITDA Growth (Year 2011 - 2012)	
Continental Holdings	45.9%
Chow Tai Fook Jewellery	8.1%
Luk Fook Holdings	6.4%
Chow Sang Sang Holdings	-6.8%
GuangDong CHJ Industry	-9.2%
LJI	**-55.1%**
Zhejiang Ming Jewelry	-72.9%
King Fook Holdings	NA
Larry Jewelry	NA
Ming Fung Jewellery	NA
Tse Sui Luen Jewellery	NA

EBITDA Growth (Year 2012 - 2013)	
Zhejiang Ming Jewelry	246.8%
GuangDong CHJ Industry	59.7%
Chow Sang Sang Holdings	31.2%
Chow Tai Fook Jewellery	17.6%
Luk Fook Holdings	16.5%
LJI	**-37.5%**
Continental Holdings	NA
King Fook Holdings	NA
Larry Jewelry	NA
Ming Fung Jewellery	NA
Tse Sui Luen Jewellery	NA

Retail Revenue per Store (millions)	
Luk Fook Holdings	$13.547
King Fook Holdings	$9.482
Larry Jewelry	$7.677
Chow Sang Sang Holdings	$6.151
Chow Tai Fook Jewellery	$5.735
Tse Sui Luen Jewellery	$5.638
GuangDong CHJ Industry	$4.259
Zhejiang Ming Jewelry	$0.879
LJI	**$0.573**
Continental Holdings	NA
Ming Fung Jewellery	NA

Wholesale Revenue as a % of Total Revenue (%)	
Zhejiang Ming Jewelry	70.5%
LJI	**33.8%**
Chow Sang Sang Holdings	20.4%
Chow Tai Fook Jewellery	16.0%
Luk Fook Holdings	14.7%
Larry Jewelry	7.8%
King Fook Holdings	0.7%
GuangDong CHJ Industry	0.3%
Tse Sui Luen Jewellery	0.0%
Continental Holdings	NA
Ming Fung Jewellery	NA

Inventory Days (LTM[3] Inventory Days)	
LJI	**667.3**
Ming Fung Jewellery	627.0
King Fook Holdings	390.8
Tse Sui Luen Jewellery	322.7
Chow Tai Fook Jewellery	263.2
Larry Jewelry	223.4
Luk Fook Holdings	165.9
Chow Sang Sang Holdings	142.9
Continental Holdings	117.1
Zhejiang Ming Jewelry	NA
GuangDong CHJ Industry	NA

Profitability (FYE[4] EBITDA to Revenue)	
Ming Fung Jewellery	15.8%
Chow Tai Fook Jewellery	15.6%
Luk Fook Holdings	14.0%
GuangDong CHJ Industry	12.9%
Chow Sang Sang Holdings	8.6%
Tse Sui Luen Jewellery	8.5%
LJI	**4.3%**
King Fook Holdings	3.5%
Zhejiang Ming Jewelry	1.6%
Continental Holdings	-1.2%
Larry Jewelry	-15.8%

Profitability (LTM[3] EBITDA to Revenue)	
Ming Fung Jewellery	15.8%
Chow Tai Fook Jewellery	13.5%
GuangDong CHJ Industry	12.9%
Luk Fook Holdings	12.3%
Chow Sang Sang Holdings	7.7%
Tse Sui Luen Jewellery	6.6%
LJI	**4.3%**
King Fook Holdings	3.6%
Continental Holdings	2.9%
Zhejiang Ming Jewelry	1.6%
Larry Jewelry	-11.8%

Operating Expenses (FYE[4] SG&A as a % of Revenue)	
LJI	**48.5%**
Tse Sui Luen Jewellery	41.0%
Larry Jewelry	38.9%
King Fook Holdings	24.6%
Continental Holdings	16.1%
Chow Tai Fook Jewellery	14.2%
Ming Fung Jewellery	12.8%
Chow Sang Sang Holdings	11.1%
Luk Fook Holdings	9.8%
Zhejiang Ming Jewelry	NA
GuangDong CHJ Industry	NA

Operating Expenses (LTM[3] SG&A as a % of Revenue)	
LJI	**48.5%**
Tse Sui Luen Jewellery	42.2%
Larry Jewelry	38.6%
King Fook Holdings	23.7%
Chow Tai Fook Jewellery	14.8%
Ming Fung Jewellery	12.8%
Chow Sang Sang Holdings	11.7%
Continental Holdings	10.8%
Luk Fook Holdings	10.1%
Zhejiang Ming Jewelry	NA
GuangDong CHJ Industry	NA

Sources: Capital IQ, public filings and analyst forecast of selected comparable companies
Notes: 2012 financials of comparable companies based on public filings and analyst estimates; 2012 financials of LJI based on public filings
1. *No company used for comparative purposes is identical to LJI*
2. *Based on public trading prices of common share as of 3/13/2013*
3. *LTM refers to the most recently completed twelve-month period for which financial information has been made public*
4. *FYE refers to the most recently completed fiscal year for which financial information has been made public*

NA refers to not available

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HOULIHAN LOKEY | 23

Additional Financial Data

Additional Premiums Paid Data

Global Apparel, Accessories and Luxury Goods Change-of-Control M&A Transactions

Median One-Month Implied Premiums Paid by Year
(From 2007 to 2012)



60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
20.6%
11.7%
29.6%
50.5%
23.0%
10.6%
Overall Historical Median: 23.0%
Buyer Group Proposal: 22.7%[1]
2007 2008 2009 2010 2011 2012
Total Transactions: 26 18 6 9 13 13

Median One-Month Implied Premiums Paid by Number of Transactions
(From 2007 to 2012)



Buyer Group Proposal: 22.7%[1]
20
16
12
8
4
0
19
10
10
12
10
5
19
<0%
0-10%
10-20%
20-30%
30-40%
40-50%
>50%
Total transactions: 85

Global Management Buy-Out Transactions

Median One-Month Implied Premiums Paid by Year
(From 2007 to 2012)



60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
22.1%
44.1%
5.8%
8.1%
38.6%
6.1%
Overall Historical Median: 31.4%
Buyer Group Proposal: 22.7%[1]
2007 2008 2009 2010 2011 2012
Total Transactions: 39 25 17 14 20 22

Median One-Month Implied Premiums Paid by Number of Transactions
(From 2007 to 2012)



Buyer Group Proposal: 22.7%[1]
50
40
30
20
10
0
5
16
17
29
16
13
41
<0%
0-10%
10-20%
20-30%
30-40%
40-50%
>50%
Total transactions: 137

Source: Capital IQ

Note:

1. *Implied premium of Per Share Merger Consideration over the one-day closing price of one month prior to the announcement of the Transaction*

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HOULIHAN LOKEY 24

Additional Financial Data Premiums Paid Data (Cont.)

Median One-Month Implied Premiums Paid by Year

(From 2007 to 2012)

Global Take-Private Transactions

Median One-Month Implied Premiums Paid by Number of Transactions

(From 2007 to 2012)

60.0% 150 Buyer Group Proposal: 22.7%1

50.0%

120

40.0%

Overall

Historical Median: 90

30.0% 25.4%

60 126 123

Buyer Group 112

20.0%

33.9% Proposal: 22.7%1 91

31.1% 86

28.1% 26.4% 25.0%

30 63

10.0% 20.0%

41

0.0% 0

2007 2008 2009 2010 2011 2012 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50%

Total

186 105 77 96 98 80

Transactions: Total transactions: 642

Source: Capital IQ Note:

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1. Implied premium of Per Share Merger Consideration over the one-day closing price of one month prior to the announcement of the Transaction

Disclaimer

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the "materials"), are provided solely for the information of the Special Committee of the Board of Directors (the "Committee") of LJ International Inc. ("LJI" or the "Company") by Houlihan Lokey in connection with the Committee's consideration of a potential transaction (the "Transaction") involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey's engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither the Committee, the Company nor Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey's express prior written consent.

Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey's prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey's role in reviewing any information is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Committee. Any statement contained in the materials as to tax matters was neither written nor intended by Houlihan Lokey or any of its affiliates to be used, and cannot be used by any taxpayer, for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then such statement is being delivered to support the promotion or marketing of the transaction or matter addressed and such person should seek advice based on its particular circumstances from an independent tax advisor.

The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as expressly contemplated by Houlihan Lokey's engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Committee, any security holder of the Company or any other party, as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey's only opinion is the opinion, if any, that is actually delivered to the Committee. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.

The analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose.

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This presentation is issued in the English language and reliance by the Committee may only be placed on this presentation as issued in the English language. If any translations of this presentation are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

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HOULIHAN LOKEY 26